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                                                                    Exhibit 4(a)

                  FIFTH AMENDMENT TO CREDIT AND LOAN AGREEMENT
                  --------------------------------------------


         THIS FIFTH AMENDMENT (the "Amendment"), effective as of July 13, 2001, is made to that certain Credit and Loan Agreement, dated as of August 7, 1998, as the same was amended by that certain First Amendment to Credit Agreement and Loan Agreement, dated as of October 6, 1998, that certain Second Amendment to Credit and Loan Agreement, dated as of February 9, 1999, that certain Third Amendment to Credit and Loan Agreement, dated as of June 23, 2000, and that certain Fourth Amendment to Credit and Loan Agreement, dated as of August 24, 2000 (collectively, the "Loan Agreement"), by and among TRANSMATION, INC., an Ohio corporation (the "Borrower"), THE LENDERS PARTY THERETO FROM TIME TO TIME (the "Lenders") and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent (in such capacity, together with its successors in such capacity, the "Agent").

                                    RECITALS:
                                    ---------

         WHEREAS, the Borrower has requested that certain changes and modifications be made to the Loan Agreement, and the Lenders are agreeable to making the same in accordance with the terms and conditions set forth herein, commencing as of the effective date first written above.

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the receipt and sufficiency of which are hereby mutually knowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. DEFINITIONS; REFERENCES. All capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Loan Agreement. All Section, Subsection and Paragraph references shall be to Sections, Subsections and Paragraphs of the Loan Agreement. The following defined term is modified as follows:

         "Revolving Credit Maturity Date" shall mean August 1, 2002.

         2. REVOLVING CREDIT LOANS.

         (a) Paragraph (iii) of Subsection (a) of Section 2.01 and all previous amendments thereto of the Loan Agreement is amended to read in its entirety as follows:

             (iii) Notwithstanding anything to the contrary in the foregoing paragraphs (i) and (ii), at no time during the term of this Agreement shall the aggregate amount of the Lenders' Revolving Credit Commitment, or the aggregate of outstanding Revolving Credit Loans (including, without limitation, any outstanding Swing Line Advances hereunder) plus the aggregate undrawn face amount of all issued and outstanding Letters of Credit (as hereinafter set forth), exceed $12,500,000.




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         3. REVOLVING CREDIT LOAN BORROWING FORMULA ("BORROWING FORMULA").

         (a) Section 2.01 and all previous amendments thereto of the Loan Agreement is amended by adding the following new paragraph (v) to Subsection
(a):

             (v) Notwithstanding any of the provisions of Subsection (a) of
Section 2.01 and any previous amendments thereto, the principal amount outstanding under the Revolving Credit Loans shall, at no time, exceed the sum of (X) eighty (80%) percent of the amount of Eligible Accounts Receivable (hereafter defined) on the date of determination and (Y) fifty (50%) percent of the amount of Eligible Inventory (hereafter defined). No advance shall be made if its making would cause the aggregate unpaid balance of all advances outstanding under the Revolving Credit Loans to exceed $12,500,000. The Borrower shall provide to the Agent, with a copy to each Lender, on a monthly basis, a written borrowing base certificate certifying the amount of Eligible Accounts Receivable, Eligible Inventory, outstanding balance of the Revolving Credit Loans and available amount for advance under the Borrowing Formula.

         As used herein, Eligible Accounts Receivable and Eligible Inventory shall have the following meanings:

         "Eligible Accounts Receivable" means an Account Receivable owing to Borrower which, unless the Bank shall otherwise in its sole discretion agree, meets with the following specifications at the time it comes into existence and continues to meet the same until it is collected in full:

         (a) The Account Receivable is due and payable not more than thirty (30) days after the date of invoice therefore, and is not more than ninety (90) days past due;

         (b) The Account Receivable arose from the performance of services or sale of products by the Borrower;

         (c) The Account Receivable is not subject to any prior assignment, claim, lien or security interest and the Borrower will not make any further assignment thereof or create any further security interest therein nor permit the Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process;

         (d) The net value of an Account Receivable after allowable set off, credit, or adjustment by the Account Debtor;

         (e) The Account Receivable arose in the ordinary course of the Borrower's business and no notice of bankruptcy, insolvency or financial embarrassment of the Account Debtor has been received;

         (f) Accounts Receivable shall not include: (i) amounts owed to Borrower from any Subsidiary of Borrower; (ii) amounts due the Borrower from officers, shareholders or


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employees; (iii) amounts carried on the books and records of the Borrower as an intercompany or divisional receivable; (iv) the total receivables owed by any Account Debtor having more than ten percent (10%) of its indebtedness to the Borrower ninety (90) days or more past due from the date of the invoice (excluding retainages); (v) any Account Receivable which the Bank has reasonably determined in good faith is unsatisfactory; and (vi) retainages.

         (g) The term "Account Receivable" shall include all accounts, accounts receivable, contract rights for the payment of money, chattel paper, and all other obligations and receivables now owned or hereafter acquired by the Borrower, whether now existing or hereafter arising.

         (h) The term "Account Debtor" includes the buyer or lessee of services or products from the Borrower.

         (i) The term "Eligible Inventory" shall include raw materials and completed products, but shall not include any work in progress.

         4. CERTAIN INTEREST RATES.

         (a) Section 2.04 and all previous amendments thereto of the Loan Agreement is amended to read in its entirety as follows:

             (a) FLOATING RATE. The unpaid principal balance of the Revolving Credit Loans shall bear interest for each day until due at a rate per annum (computed on a basis of a year of 360 days and actual days elapsed), as follows:

                 (i) From the date hereof through December 14, 2001, the per day interest rate shall equal the Prime Rate plus 3/4 of one percent;

                 (ii) Beginning on December 15, 2001, the interest rate on the Revolving Credit Loans shall be adjusted as follows:

                      (x) if on December 15, 2001, the unpaid balance on Term Loan B is zero dollars($0), and the unpaid principal balance on Term Loan A is Five Million, One Hundred Fifteen Thousand Dollars ($5,115,000.00), or less, the interest rate shall equal the Prime Rate plus 1/2 of one percent.;

                      (y) if on December 15, 2001, there remains any unpaid balance on Term Loan B or the unpaid principal balance on Term Loan A exceeds $5,115,000.00, the interest rate shall adjust as follows:

               December 15, 2001 to January 14, 2002 - Prime Rate plus one percent;
               January 15, 2002 to February 14, 2002 - Prime Rate plus 1 1/4 percent;
               February 15, 2002 to March 14, 2002 - Prime Rate plus
                1 1/2 percent;

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               March 15, 2002 to April 14, 2002 - Prime Rate plus 1 3/4 percent;
               April 15, 2002 to the Revolving Credit Maturity Date -
                Prime Rate plus 2 percent.

                      (z) Notwithstanding the previous subparagraph, if at any time from December 16, 2001 through December 28, 2001 the balance of Term Loan B is ($0.00) and the balance of Term Loan A is Five Million, One Hundred Fifteen Thousand Dollars ($5,115,000.00) or less, the interest rate shall adjust to the Prime Rate plus 1/2 of one percent, effective as of the date such balances are achieved.

         5. CERTAIN FINANCIAL COVENANTS.

            (a) Subsection (a) of Section 6.01 and all previous amendments thereto of the Loan Agreement is amended as follows:

                (a) For each fiscal quarter ending September 30, 2001, December 31, 2001, March 31, 2002, and June 30, 2002 permit the Fixed Charge Coverage Ratio (measured as of the period of the four (4) then most recently completed fiscal quarters of the Borrower) to be no less than 1.00 to 1.00.

                (b) Subsection (c) of Section 6.01 and all previous amendments thereto of the Loan Agreement is amended as follows:

                (c) For each fiscal quarters ending September 30, 2001, March 31, 2002, and June 30, 2002 permit the ratio of consolidated Funded Debt of Borrower and its subsidiaries to consolidated EBITDA of Borrower and its Subsidiaries, calculated at the same point of time, and measured as of the period of the four (4) then most recently completed fiscal quarters of the Borrower not to exceed 4.25 to 1.00. The same ratio for the fiscal quarter ending December 31, 2001 shall not exceed 4.445:1.

         6. BASIC REPORTING REQUIREMENTS.

         (a) Section 5.01 and all previous amendments thereto of the Loan Agreement is amended by adding the following new Subsections (i) (j) and (k).

             (i) MONTHLY FINANCIAL REPORTS. As soon as practicable, and in any event within twenty-one (21) days after the close of each month commencing with July, 2001, the Borrower shall furnish to the Agent, with a copy to each Lender; (i) a rolling thirteen (13) week cash flow statement, (ii) internally prepared balance sheet, (iii) internally prepared income statement and (iv) internally prepared accounts receivable aging.

                 (j) QUARTERLY FIELD AUDITS. The Lender shall have the right to conduct quarterly field audits at the Borrower's place of business upon reasonable notice. The


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Borrower shall pay all reasonable and necessary costs associated with the conduct of such quarterly field audits.

                 (k) BUSINESS PLANS. On or before October 31, 2001, time being of the essence, the Borrower shall submit to the Agent a business plan for the Borrower's operations over the 2 fiscal quarters ending March 31, 2002 (the "Business Plan"). The Business Plan shall be consistent with the Borrower's budgeting process, reasonably detailed, and otherwise in form reasonably satisfactory to Lenders. In addition, on or before February 28, 2002, Borrower shall provide Agent with a reasonably detailed business forecast for the 2 fiscal quarters ending September 30, 2002.

         7. RENEWAL FEE FOR REVOLVING CREDIT LOANS.

         The Borrower shall pay to the Lenders a renewal fee for the extension of the Revolving Credit Loans equal to $125,000.00, (the "Renewal Fee"). One-half of the Renewal Fee ($62,500) shall be due and payable simultaneously with the execution and delivery of this Amendment. The balance of the Renewal Fee ($62,500) shall be due and payable on December 15, 2001, time being of the essence; provided however, that if on December 15, 2001, the balance owing on Term Loan B is zero ($0) and the outstanding principal balance on Term Loan A is $5,115,000.00 or less, the Lender will waive payment of the second 1/2 of the Renewal Fee due on December 15, 2001; and provided further that if such Term Loan A & B balances are achieved between December 16, 2001 and December 28, 2001, the Lenders will promptly refund to Borrower the second 1/2 of the Renewal Fee paid by the Borrower.

         8. CONDITIONS TO ENTERING INTO AMENDMENT.

         The obligation of each Lender to enter into this Agreement and to make Loans on the date hereof is subject to the satisfaction of the following conditions precedent, in addition to the conditions precedent set forth in
Section 4.02 of the Loan Agreement:

                  (a) Fees, Expenses, etc. All fees and other compensation to be paid to the Agent or the Lenders pursuant hereto, and pursuant to any other written agreement on or prior to the date hereof shall have been paid or received, and all invoiced expenses incurred by the Agent pursuant hereto shall have been paid.

         9. CERTAIN REPRESENTATIONS. Borrower represents and warrants to the Agent and each Lender as follows:

                  (a) All Conditions contained in Section 4.02 of the Loan Agreement have been satisfied in all material respects except as otherwise specifically set forth herein.




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                  (b) Borrower's Articles of Incorporation and Code of
         Regulations provided to Agent on August 7, 1998 have not been amended or repealed.

         10. MISCELLANEOUS. This Amendment is entered into pursuant to and in accordance with Section 9.03 of the Loan Agreement. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that they will cooperate in signing and delivering any documents necessary to effectuate the terms of this Agreement. Except as expressly modified or amended herein, the Loan Agreement and each of the other Loan Documents to which the Borrower is a party is hereby restated, ratified and confirmed and shall remain in full force and effect.


               [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]




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         IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have caused this Fifth Amendment to Credit and Loan Agreement to be duly executed and delivered as of the date first above written.

                                          TRANSMATION, INC.



                                 By:    /s/ Peter J. Adamski
                                        -------------------------
                                 Name:  Peter J. Adamski
                                        -------------------------
                                 Title: VP Finance and CFO
                                        -------------------------


                                        KEYBANK NATIONAL ASSOCIATION,
                                        as Agent and a Lender



                                 By:    /s/ Timothy J. Poyton
                                        -------------------------
                                        Timothy J. Poyton
                                        Senior Vice President


                                        LENDERS:

                                        CITIZENS BANK OF MASSACHUSETTS,
                                        F.K.A.  STATE STREET
                                        BANK AND TRUST COMPANY



                                 By:    /s/ Lawrence E. Jacobs VP
                                        -------------------------
                                 Name:  Lawrence E. Jacobs
                                        -------------------------
                                 Title: Vice President
                                        -------------------------





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